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                                                                       EXHIBIT 9

                               LICENSE AGREEMENT
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AGREEMENT made as of the 17th day of January, 1992 between Metropolitan Life
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Insurance Company ("MetLife"), a mutual insurance company organized and existing under the laws of the state of New York, with its principal place of business at One Madison Avenue, New York, New York 10010, and MetLife Portfolios Inc. ("Licensee"), a stock corporation organized and existing under the laws of Maryland, with its principal place of business at One Madison Avenue, New York, New York 10010.

                                   RECITALS
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Since 1868, MetLife has conducted its business under its corporate name
METROPOLITAN LIFE INSURANCE COMPANY. At later dates in its history, MetLife has conducted business under the names of METROPOLITAN, METROPOLITAN LIFE, METLIFE, MET LIFE and MET, all sometimes referred to below as the "Trade Names." The Trade Names have come to identify MetLife in the mind of the public.

MetLife has adopted and is presently using the service marks set forth in Exhibit A as the "Licensed Marks."

In view of the relationship between MetLife and Licensee and MetLife's ultimate ability to protect its Trade Names and the Licensed Marks and the good will associated with them, MetLife is willing to grant permission to Licensee to use the Licensed Marks in accordance with the terms and conditions set forth below.

In consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the parties agree as follows:

                             TERMS AND CONDITIONS
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1.   MetLife hereby grants Licensee on a royalty-free, non-exclusive and non-transferable basis, and subject to the terms and conditions set forth below, a license to use the Licensed Marks in connection with the business and affairs of Licensee. From time to time, MetLife may add or delete Licensed Marks on the list set forth in Exhibit A.

2. Licensee agrees that, as long as the license granted under this Agreement is in effect, it shall conduct its affairs in a lawful and ethical manner so as to avoid any disparagement of MetLife's name, the Trade Names and the Licensed Marks, or damage to MetLife's reputation and good will.

3(a).     Upon the request of MetLife in any instance, proposed uses
















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of the Licensed Marks by Licensee shall be submitted to MetLife in advance of use. In its sole and absolute discretion, MetLife shall have the right to reject any use which it finds inappropriate for any Licensed Mark or MetLife's reputation and goodwill.

(b). Licensee agrees that it shall not use, and shall not permit or suffer others to use, any identification with MetLife, its corporate name, the Trade Names or the Licensed Marks, in contravention of any general or specific rules, regulations, standards, guidelines and directions of MetLife governing that use. Licensee agrees that MetLife may establish rules, regulations, standards, guidelines and directions and amend them from time to time, all in its sole and absolute discretion.

4. Licensee agrees to cooperate fully with MetLife to retain MetLife's rights in and to the Trade Names and the Licensed Marks, and further agrees to do any and all things reasonably requested by MetLife in connection with that protection. MetLife agrees to cooperate fully with Licensee to assure that Licensee will have and fully enjoy the benefit of the Licensed Marks, subject to the terms of this Agreement.

5. MetLife shall have the sole and absolute right to terminate all or any portion of the permissions granted by this Agreement or pursuant to it at any time, with or without cause. MetLife shall give reasonable advance notice (which under no circumstances need be more than thirty (30) days) of any termination. Furthermore, MetLife shall not be required to give any advance notice whatsoever
(a) if it believes in good faith that Licensee has breached this Agreement (b) if, in the opinion of MetLife's General Counsel (or any attorney working under him), the continued use of the Licensed Marks or any other identification with MetLife, including, without limitation, identification through the Trade Names, might subject MetLife to any substantial disadvantage, or (c) if Licensee shall cease to have a currently effective investment management agreement with MetLife or an entity in which MetLife has a majority ownership interest.

6. Upon receipt of notice that the license to use the Licensed Marks is being or has been terminated, Licensee shall take immediate steps to effectuate a change so that the Licensed Marks shall no longer be used as of the effective date of the termination.

7. The failure of MetLife at any time to enforce any provisions of this Agreement or to exercise any right provided under it shall in no way be construed as a waiver of any provision or right, or in any way affect the validity of this Agreement or any part of it or MetLife's right thereafter to enforce each and every provision and to exercise each and every right.

8(a). MetLife represents and warrants that it has the power to enter into this agreement and, to the best of its knowledge, that it has the necessary rights to license the Licensed Marks pursuant



















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to the terms and conditions of this agreement.

(b). Licensee represents and warrants that it has the power to enter into this agreement and that it will only use the Licensed Marks in accordance with its terms.

(c). Licensee shall indemnify MetLife and hold it harmless from and against any damages which MetLife may sustain as a result of a breach arising out of any action or inaction by Licensee or by any employee, officer, director, agent, affiliate, subsidiary, partnership or joint venture in which Licensee may have an interest.

9. Nothing contained in this Agreement shall be construed as granting permission to Licensee to claim any Trade Name or the Licensed Marks as a trade name or service marks in which it shall have a proprietary interest. Under no circumstance shall Licensee attempt to register any trade name or any element of any trade name or service mark now owned or later adopted by MetLife.

10. If a dispute should arise between the parties over any matter arising out of, or relating to, this Agreement, that dispute may, at the option of either party, be determined in accordance with the New York Simplified Procedure for Court Determination of Disputes (Section 3031, et seq. of the New York Civil
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Practice Law and Rules) in the Supreme Court of the State of New York, County of
New York. Each party consents to the jurisdiction of that Court for that purpose. Nothing contained in this Agreement shall affect MetLife's absolute rights under this Agreement to terminate the permissions granted under this agreement.

11. This Agreement shall be interpreted in accordance with the law of the State of New York. It sets forth the full and complete understanding of the parties with respect to its subject matter and may not be modified or terminated (other than by its terms) except in writing. This agreement may be executed in counterparts, each of which shall constitute an original agreement. It shall be binding upon the parties and their successors and assigns. In the event any provision of this Agreement is found to be void or unenforceable, the remaining provisions shall remain in full force and effect. Where appropriate in context, the use of the singular shall include the plural, the neuter shall include the masculine and feminine and vice versa.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective proper officers, duly authorized by each.

METROPOLITAN LIFE INSURANCE COMPANY               METLIFE PORTFOLIOS, INC.

By: /s/ Richard M. Blackwell                      By:   /s/ Jeffrey J. Hodgman
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Title: Senior Vice President                      Title: President
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